Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 6, 2001, relating to the financial statements and financial highlights which appear in the June 30, 2001 Annual Report to Shareholders of CDC Nvest Cash Management Trust Money Market Series (formerly Nvest Cash Management Trust Money Market Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Fund Performance" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 24, 2001